UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 4, 2012

Commission File Number 000-54530

FOREX INTERNATIONAL TRADING CORP.
(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2506 Campbell Place, Kensington MD 20895-3131
(Address of principal executive offices)

888-333-8075
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 13, 2011, Forex International Trading Corp. (the “Company”) commenced a civil action (the “San Diego Action”) against George A. Sharp in the San Diego County Superior Court bearing Case No. 37-2011-00092840 CU-DF-CTL.  David Harter represented Mr. Sharp in the San Diego Action.  Mr. Sharp filed a motion to dismiss (the “Motion to Dismiss”) the San Diego Action. The Company voluntarily dismissed the San Diego Action without prejudice. Thereafter, Mr. Sharp made a motion for the recovery of his fees and costs in connection with the Motion to Dismiss.  On September 27, 2012, the court entered judgment (the “San Diego Judgment”) in favor of Mr. Sharp and against the Company in the San Diego Action for fees and costs in connection with the Motion to Dismiss.  Mr. Harter claims he has an attorney’s lien on the San Diego Judgment.

In addition, the Company is the assignee of that certain judgment (the “Los Angeles Judgment”) for costs and attorney fees entered in favor of Yasheng Eco-Trade Corporation and against Mr. Sharp, entered in Los Angeles County Superior Court bearing Case No. 10K15452 on July 28, 2011.

On December 4, 2012, the Company entered into a Settlement Agreement and Mutual General Release Agreement with Mr. Sharp and Mr. Harter pursuant to which (i) the Company agreed to pay Mr. Sharp $10,000; (ii) the Company delivered to Mr. Sharp an Acknowledgment of Satisfaction of Judgment regarding the Los Angeles Judgment; (iii) Mr. Sharp shall deliver to the Company an Acknowledgment of Satisfaction of Judgment regarding the San Diego Judgment; and (iv) the parties agreed to settle all claims, demands, and/or causes of action which may exist between them, whether known, unknown or suspected in connection with the San Diego Action, the Motion to Dismiss, the San Diego Judgment and the Los Angeles Judgment.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOREX INTERNATIONAL TRADING CORP.

Date: December 5, 2012 Kensington, MD	By:	/s/ Erik Klinger
Erik Klinger, CFO

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